Exhibit (11) under Form N-1A
                                          Exhibit 23 under 601/Reg. S-K



To the Board of Trustees and Shareholders of Blanchard Precious Metals Fund, Inc.:

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Post-Effective Amendment No. 14 to Registration Statement 33-16755 of Blanchard Precious Metals Fund, Inc. of our report dated November 7, 1997 appearing in the Annual Report to Shareholders of Blanchard Group of Funds for the year ended September 30, 1997, and to the reference to us under the heading "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.


By: DELOITTE & TOUCHE LLP
    Deloitte & Touche LLP

Pittsburgh, Pennsylvania
November 21, 1997